INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders
National Quality Care, Inc.




We consent to incorporation by reference in the registration statements (Nos. 333-03622, 333-06175, 333-14839, 333-21911, 333-25955, 333-32287, 333-34703,
333-45145, 333-46967, 333-49059, and 333-73413), on Form S-8 of National Quality
Care, Inc. of our report dated February 26, 2000 relating to the consolidated balance sheet of National Quality Care, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report is included in the December 31, 1999 annual report on Form 10-KSB of National Quality Care, Inc.


                                             /s/ KPMG, LLP

                                                 KPMG, LLP

Los Angeles, California
April 12, 2000